Exhibit 23.2
10K

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Bureau of National Affairs, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-87450 and 333-140957) on Form S-8 of The Bureau of National Affairs, Inc. of our report dated March 26, 2007, with respect to the consolidated balance sheets of The Bureau of National Affairs, Inc. and subsidiaries ("the Company") as of December 31, 2006, and the related consolidated statements of income, changes in stockholders’ equity and comprehensive income, and cash flows (before the effects of the adjustments described in Note 16 to the consolidated financial statements), and the consolidated financial statement schedule included as Item 15(a)(2) on the Company's Form 10-K, for the years ended December 31, 2006 and 2005, which report appears in the December 31, 2007 annual report on Form 10-K of the Company.

Our audit report on the consolidated financial statements refers to accounting changes as a result of the adoption of Statement of Financial Accounting Standard No. 123(R), Share-Based Payment.

Our audit report on the consolidated financial statements refers to the fact that we did not audit, review, or apply any procedures to the adjustments to retrospectively apply the change in accounting described in Note 16 to the consolidated financial statements, and that those adjustments were audited by a successor auditor.

/s/ KPMG, LLP
KPMG, LLP
McLean, Virginia
March 27, 2008

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